Ingredion Incorporated

Stock Incentive Plan
2021 Performance Share Award Agreement

Ingredion Incorporated (the “Company”) has granted you an award of Performance Shares (the “Award”) under the Ingredion Incorporated Stock Incentive Plan (the “Plan”).  This Award represents the right to receive shares of Company Common Stock in the future.  The grant date of the Award and the number of Performance Shares covered by this Award are set forth in the document you have received entitled “Notice of Grant of Performance Shares.”  The Notice of Grant of Performance Shares and this Performance Shares Award Agreement collectively constitute the Agreement relating to the Award.  This Award Agreement and the Plan together govern your rights under the Award and the Plan and set forth all of the conditions and limitations affecting such rights.

Capitalized terms used in this Award Agreement shall have the meanings ascribed to them in the Plan or in this Award Agreement.  If there is any inconsistency between the terms of this Agreement and the terms of the Plan, except as otherwise expressly provided in the Plan, the Plan’s terms shall supersede and replace the conflicting terms of this Award Agreement.

Overview of Your Grant

1.Performance Period.  The Performance Period commences on January 1, 2021, and ends on December 31, 2023.
2.Grant Date.   March 16, 2021.
3.Value of Performance Shares.  Each Performance Share shall represent and have a value equal to one share of Common Stock as detailed herein.
4.Achievement of Return on Invested Capital.
(a)	Performance Shares to be earned under this Agreement shall be based upon the achievement of the Company’s three-year average annual Return on Invested Capital (“ROIC”) goal as approved by the Committee for the Performance Period (such Performance Shares, the “ROIC Shares”), based on the following chart:

Return on Invested Capital

Payout Level	Average ROIC Goal	Percent of ROIC Shares Earned
Maximum	11.5% or more	200%
Target	10.0%	100%
Threshold	8.0%	50%
Below Threshold	Less than 8.0%	0%

Linear interpolation shall be used to determine the percent of ROIC Shares earned in the event the Company’s three-year average annual ROIC does not fall directly on one of the average ROIC goal percentages listed in the above chart.

(b)	For this purpose, ROIC shall be determined as follows:
ROIC	=	Net Operating Profit after Taxes Average Net Debt + Equity

(c)	Adjusted ROIC: Notwithstanding (a) and (b) above, in the event of any Company acquisition where the acquired company has Revenues greater than $300 million (USD equivalent), ROIC shall be additionally adjusted for the impact of the acquisition on Operating Income and Total Net Debt plus Equity. Such adjustment shall be calculated for the year of the acquisition and the following year.
5.Termination Provisions. Except as provided below, the Participant shall be eligible for payment of awarded Performance Shares, as determined in Sections 4 and 5, only if the Participant’s employment with the Company continues through the end of the Performance Period.

If the Participant’s employment with the Company terminates after the first year and prior to the end of the Performance Period by reason of (i) death, (ii) retirement on or after (a) age 65, (b) age 62 with a minimum of 5 years of continuous employment or service with the Company or (c) age 55 with a minimum of 10 years of continuous employment or service with the Company or (iii) the occurrence of such Participant’s Disability Date, subject to the Committee’s approval, a pro-rated payment will be provided at the end of the Performance Period of all or any portion of the Award which would have been paid to such Participant for such Performance Period, based on the attainment of actual performance results.

Upon termination of employment prior to the end of the Performance Period under any other circumstances, the Committee, in its sole discretion and taking into consideration the performance of the Participant and the performance of the Company during the Performance Period, may authorize the payment to the Participant (or his legal representative) at the end of the Performance Period of all or any portion of the Award which would have been paid to the Participant for such Performance Period, based on the attainment of actual performance results..

If the Participant’s employment with the Company terminates for any other reason prior to the end of the Performance Period, then the award which is subject to such Performance Period on the effective date of the Participant’s termination of employment shall, except as otherwise authorized by the Committee pursuant to the preceding paragraph, be forfeited to and cancelled by the Company.

6.Dividends.  The Participant shall have no right to any dividends which may be paid with respect to shares of Common Stock until any such shares are paid to the Participant following the completion of the Performance Period.
7.Form and Timing of Payment of Performance Shares.
(a)

Except as provided in Section 6, the payment of the Award shall be made to the Participant no later than two and one-half months after the end of the Performance Period.  Payment of the Performance Shares awarded shall be made subject to the following:

(i)	The Participant shall have no rights with respect to the Award until such Award shall be paid to such Participant.
(ii)

If the Committee determines, in its sole discretion, that the Participant at any time has willfully engaged in any activity that the Committee, in its sole discretion, determines was or is harmful to the Company, any unpaid Award will be forfeited by the Participant.

(b)

Performance Shares awarded, if any, will be paid out only in shares of Common Stock.  Notwithstanding the foregoing, if the Participant is resident or employed outside of the United States, the Company may, in its sole discretion, settle the Award in the form of a cash payment, to the extent settlement in shares of

Common Stock: (i) is prohibited under local law; (ii) would require the Participant, the Company and/or its Subsidiaries or affiliates to obtain the approval of any governmental and/or regulatory body in the Participant’s country of residence (or country of employment, if different); (iii) would result in adverse tax consequences for the Participant or the Company; or (iv) is administratively burdensome.  Alternatively, the Company may, in its sole discretion, settle the Performance Shares in the form of shares of Common Stock but require the Participant to sell such shares immediately or within a specified period following the Participant’s termination of employment (in which case, this Agreement shall give the Company the authority to issue sales instructions on the Participant’s behalf).

(c)	Subject to the terms of the Ingredion Incorporated Supplemental Executive Retirement Plan, the Participant may defer receipt of all or any portion of the Performance Shares awarded hereunder, upon such terms and conditions stated in the deferral election form prescribed by the Company, by filing such written election with the Senior Vice President of Human Resources of the Company no later than six months prior to the termination of the Performance Period, provided such election is made in a manner which complies with the requirements of Code Section 409A and/or other applicable laws. Deferrals may only be made into the Ingredion Incorporated phantom unit investment option under the Ingredion Incorporated Supplemental Executive Retirement Plan or a successor to that investment option.
7.44
8.Nontransferability.  Performance Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.  Further, the Participant’s rights under the Plan shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s legal representative.
9.Income Tax and Social Insurance Contribution Withholding. Prior to the issuance or delivery of any shares of Common Stock in settlement of the Performance Shares, the Company or the Subsidiary or affiliate that employs the Participant (the “Employer”) (if applicable) shall have the right to require the Participant to pay any U.S. Federal, state, local or other taxes (including non-U.S. taxes, social insurance, payroll tax, payment on account or other tax-related withholding) (“Tax-Related Items”) which may be required to be withheld or paid in connection with the Performance Shares.  Such obligation shall be satisfied either:
(a)	by the Company by withholding whole shares of Common Stock which would otherwise be delivered to the Participant, having an aggregate Fair Market Value determined as of the date the obligation to withhold or pay taxes arises in connection with the Performance Shares (the “Tax Date”), or by the Company or Employer withholding an amount of cash which would otherwise be payable to the Participant, in the amount necessary to satisfy any such obligation; or
(b)

by the Participant by any of the following means: (A) a cash payment to the Company or the Employer in the amount necessary to satisfy any such obligation, (B) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of shares of Common Stock having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation, (C) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash which would otherwise be payable to the Participant, equal to the amount necessary to satisfy any such obligation, or (D) any combination of (A), (B) and (C).

Any fraction of a share of Common Stock which would be required to satisfy such an obligation shall be disregarded and the Participant shall pay the remaining amount in cash.

7.45

Regardless of any action the Company or the Employer (if applicable) takes with respect to any or all Tax-Related Items, the Participant acknowledges and agrees that the ultimate liability for all Tax-Related Items legally due by the Participant is and remains the Participant’s responsibility and that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award or the shares of Common Stock issued upon settlement of the Award, and (ii) do not commit to structure the terms of the Award (or any aspect of the Performance Shares) to reduce or eliminate the Participant’s liability for Tax-Related Items.

10.	Participant Data Privacy. The Participant hereby explicitly and unambiguously consents to the collection, use, processing and transfer, in electronic or other form, of the Participant’s personal data as described in this document by and among, as applicable, the Company, its affiliates and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.

The Participant understands that the Company (and/or the Employer, if applicable) holds certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, email address, family size, marital status, sex, beneficiary information, emergency contacts, passport/visa information, age, language skills, driver’s license information, nationality, C.V. (or resume), wage history, employment references, social insurance number, residence registration number or other identification number, salary, job title, employment or severance contract, current wage and benefit information, personal bank account number, tax-related information, plan or benefit enrollment forms and elections, option or benefit statements, any shares of stock or directorships in the company, details of all options or any other entitlements to shares of stock awarded, canceled, purchased, vested, unvested or outstanding for purpose of managing and administering the Plan (“Data”).

The Participant understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan including, but not limited to, the affiliates of the Company and/or Morgan Stanley Smith Barney LLC, or any successor.  These third-party recipients may be located in the Participant’s country or elsewhere, and the recipient’s country may have different data privacy laws and protections than the Participant’s country.  The Participant understands that the Participant may request a list with the names and addresses of any potential recipients of the Data by contacting Corporate Human Resources.

The Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Participant may elect to deposit any shares of Common Stock acquired.  The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan.

The Participant understands that the Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Corporate Human Resources.

The Participant understands, however, that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to participate in the Plan.  For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that the Participant may contact Corporate Human Resources.

Finally, upon request of the Company or the Employer, the Participant agrees to provide an executed data privacy consent form (or any other agreements or consents that may be required by the Company and/or the Employer) that the Company and/or the Employer may deem necessary to obtain from the Participant for the purpose of administering the Participant’s participation in the Plan in compliance with the data privacy laws in the Participant’s country, either now or in the future. The Participant understands and agrees that he or she will be unable to participate in the Plan if the Participant fails to provide any such consent or agreement requested by the Company and/or the Employer.

11.Administration.  This Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan.  It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Participant. Any inconsistency between the Agreement and the Plan shall be resolved in favor of the Plan.
12.Clawback Policy.  This Agreement and the Performance Shares are subject to the Company’s Policy on Recoupment of Incentive Compensation and any similar policy or policies that have been or may be adopted by the Company.
13.Miscellaneous.
(a)

Change in Control.  Notwithstanding the effect that Section 5.8(a)(1) of the Plan would otherwise have, unless otherwise determined by the Committee, in the event of a Change in Control pursuant to Section 5.8(b)(3) or (4) of the Plan  in connection with which the holders of Common Stock receive shares of common stock that are registered under Section 12 of the Exchange Act (and, for the avoidance of doubt, not in the event of a Change in Control to which Section 5.8(a)(2) of the Plan applies), the Performance Period will be deemed to have lapsed, the Performance Measures shall be deemed satisfied at the target level, the Performance Shares will be considered earned and the Target Performance Share Award amount will be paid out in accordance with the Plan as a result of such Change in Control upon the earlier to occur of (i) your continued employment or service through (i) the last day of the Performance Period, and (ii) the termination of your employment with the Company or any of its Subsidiaries or affiliates for Good Reason, or the termination of your employment by the Company or any of its Subsidiaries or affiliates without Cause, within two years following such Change in Control (the “Protection Period”). Such deemed earned Performance Shares shall be paid out as soon as practicable following the last day of the Performance Period or your termination of employment following such Change in Control.  In the event of such Change in Control pursuant to Section 5.8(b)(3) or (4) of the Plan in connection with which the holders of Common Stock receive shares of common stock that are registered under Section 12 of the Exchange Act, there shall be substituted for each share of Common Stock relating to the Performance Shares the number, type and class of shares into which each outstanding share of Common Stock shall be converted pursuant to such Change in Control.

For purposes of the foregoing, “Good Reason” shall mean:

(i)

There has occurred a material reduction by the Company, a Subsidiary or affiliate in your base salary in effect immediately before the beginning of the Protection Period or as increased from time to time thereafter;

(ii)

The Company, a Subsidiary or affiliate, without your written consent, has required you to be relocated anywhere in excess of thirty-five (35) miles from your office location immediately before the beginning of the Protection Period, except for required travel on the business of the Company, a Subsidiary or affiliate to an extent substantially consistent with your business travel obligations immediately before the beginning of the Protection Period; or

(iii)	The Company or a Subsidiary has reduced in any manner which you reasonably consider important your title, job authorities or responsibilities immediately before the beginning of the Protection Period.

You may exercise your right to terminate your employment for Good Reason by giving the Company a written notice of termination specifying in reasonable detail the circumstances constituting such Good Reason. However, the Company shall have thirty (30) days to “cure,” such that the circumstances constituting such Good Reason are eliminated.  Your employment shall terminate at the end of such thirty (30)-day period only if the Company has failed to cure such circumstances constituting the Good Reason. Your termination of employment within a Protection Period shall be for Good Reason if one of the occurrences specified in this Section 14 shall have occurred (and subject to the cure provision of the immediately preceding paragraph), notwithstanding that you may have other reasons for terminating employment, including employment by another employer which you desire to accept.

(b)

Continuation of Employment.  The selection of any employee for participation in the Plan and this Agreement shall not give such Participant any right to be retained in the employ of the Company or the Employer (as the case may be). The right and power of the Company and/or the Employer to dismiss or discharge the Participant is specifically reserved. The Participant or any person claiming under or through the Participant shall not have any right or interest in the Plan or any Award thereunder, unless and until all terms, conditions and provisions of the Plan that affect the Participant have been complied with as specified herein.

7.47

(c)

Nature of the Award.  In accepting the Award, the Participant acknowledges that: (1) the Plan is established voluntarily by the Company, is discretionary in nature and may be modified, suspended or terminated by the Company at any time, as provided in the Plan and this Agreement; (2) the grant of the Performance Shares is voluntary and occasional and does not create any contractual or other right to receive future grants of Performance Shares, or benefits in lieu of Performance Shares, even if Performance Shares have been granted repeatedly in the past; (3) all decisions with respect to future grants, if any, will be at the sole discretion of the Company; (4) the Participant’s participation in the Plan is voluntary; (5) the Performance Shares and any shares of Common Stock subject to the Performance Shares are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (6) the grant of Performance Shares is provided for future services to the Company and its affiliates and is not under any circumstances to be considered compensation for past services; (7) in the event that the Participant is an employee of an affiliate or Subsidiary of the Company, the grant will not be interpreted to form an employment contract or relationship with the Company or an employment contract with the affiliate or Subsidiary that is the Participant’s employer; (8) the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty; (9) no claim or entitlement to compensation or damages arises from forfeiture or termination of the Performance Shares or diminution in value of the Performance Shares or the shares of Common Stock, and the Participant irrevocably releases the Company, its affiliates and/or its Subsidiaries from any such claim that may arise; (10) in the event of involuntary termination of the Participant’s employment, the Participant’s right to receive Performance Shares and/or shares of Common Stock under the Plan, if any, will terminate in accordance with the terms of the Plan and will not be extended by any notice period mandated under local law; furthermore, the Participant’s right to earn the Performance Shares after such termination of employment, if any, will be measured by the date of termination of the Participant’s active employment and will not be extended by any notice period mandated under local law; and (11) if the Participant is resident or employed outside the United States, neither the

Company nor any of its Subsidiaries or affiliates shall be liable for any change in the value of the Performance Shares, the amount realized upon settlement of the Performance Shares or the amount realized upon a subsequent sale of any shares of Common Stock, resulting from any fluctuation of the United States Dollar/local currency exchange rate.

(d)

Application of the Law.  This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e)

Amendments to Conform to Law.  Notwithstanding any other provision of this Agreement or the Plan to the contrary, the Board may amend the Plan or this Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or Agreement to any present or future law relating to plans of this or similar nature (including, but not limited to, Code Section 409A), and to the administrative regulations and rulings promulgated thereunder.

(f)

Right to Amend or Terminate Agreement.  With the approval of the Board, the Committee may terminate, amend, or modify this Agreement; provided, however, that no such termination, amendment, or modification of this Agreement may in any way adversely affect the Participant’s rights under this Agreement without the Participant’s written consent.

(g)

Governing Law.  To the extent not preempted by U.S. federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflicts of laws provisions thereof.

(h)

Severability.  The invalidity or unenforceability of any provision of the Plan or this Agreement will not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement will be severable and enforceable to the extent permitted by law.

(j)Waiver. The Participant understands that the waiver by the Company with respect to the Participant’s compliance with any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach of such party of a provision of this Award Agreement.

(j)Not a Public Offering in Non-U.S. Jurisdictions.  If the Participant is resident or employed outside of the United States, neither the grant of the Performance Shares under the Plan nor the issuance of the underlying shares of Common Stock is intended to be a public offering of securities in the Participant’s country of residence (and country of employment, if different).  The Company has not submitted any registration statement, prospectus or other filings to the local securities authorities in jurisdictions outside of the United States unless otherwise required under local law. No employee of the Company is permitted to advise the Participant on whether he or she should accept a grant of Performance Shares under the Plan or provide the Participant with any legal, tax or financial advice with respect to the grant of Performance Shares. Before deciding to accept the grant of Performance Shares, the Participant should carefully consider all risk factors and tax considerations relevant to the acquisition of shares of Common Stock under the Plan or the disposition of them. Further, the Participant should carefully review all of the materials related to the Performance Shares and the Plan, and the Participant should consult with his or her personal legal, tax and financial advisors for professional advice in relation to the Participant’ personal circumstances.

(k)Insider Trading/Market Abuse Laws.  The Participant acknowledges that, depending on the Participant’s or his or her broker’s country of residence or where the shares of Common Stock are listed, the Participant may be subject to insider trading restrictions and/or market abuse laws that may affect the Participant’s ability to accept, acquire, sell or otherwise dispose of shares of Common Stick, rights to shares of Common Stock or rights linked to the value of shares of Common Stock during such times the Participant is considered to have “inside information” regarding the Company as defined in the laws or regulations in the Participant’s country. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant placed before he or she possessed inside information. Furthermore, the Participant could be prohibited from (a) disclosing the inside information to any third party (other than on a “need to know” basis), and (b) “tipping” third parties or causing them otherwise to buy or sell securities. Third parties include fellow employees.  Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s insider trading policy. The Participant acknowledges that it is his or her responsibility to comply with any restrictions and the Participant is advised to speak to his or her personal advisor on this matter.

(l)

Compliance with Local Law. If the Participant is resident or employed outside of the United States, as a condition to the grant of the Award, the Participant agrees to repatriate all payments attributable to the shares of Common Stock and/or cash acquired under the Plan in accordance with local foreign exchange rules and regulations in the Participant’s country of residence (and country of employment, if different).  In addition, the Participant agrees to take any and all actions, and consents to any and all actions taken by the Company and the Company’s Subsidiaries and affiliates, as may be required to allow the Company and the Company’s Subsidiaries and affiliates to comply with local laws, rules and regulations in the Participant’s country of residence (and country of employment, if different).  Finally, the Participant agrees to take any and all actions as may be required to comply with the Participant’s personal legal and tax obligations under local laws, rules and regulations in the Participant’s country of residence (and country of employment, if different).

(m)

Electronic Delivery.  The Company may, in its sole discretion, decide to deliver any documents related to the Performance Shares or other awards granted to the Participant under the Plan by electronic means.  The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.

(n)English Language.  If the Participant is resident and/or employed outside of the United States, the Participant acknowledges and agrees that it is the Participant’s express intent that the Agreement, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Performance Shares, be drawn up in English.  If the Participant has received the Agreement, the Plan or any other documents related to the Performance Shares translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

(o)Addendum to Agreement.  Notwithstanding any provision of this Agreement to the contrary, the Performance Shares shall be subject to such special terms and conditions for the Participant’s country of residence (and country of employment, if different), as the Company may determine in its sole discretion and which shall be set forth in an addendum to these terms and conditions (the “Addendum”).  Further, if the Participant transfers residence and/or employment to another country reflected in the Addendum, the special terms and conditions for such country will apply to the

Participant to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable to comply with local laws, rules and/or regulations or to facilitate the operation and administration of the Performance Shares and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Participant’s transfer).  The Addendum shall constitute part of this Agreement.

(p)

Additional Requirements.  The Company reserves the right to impose other requirements on the Performance Shares, any shares of Common Stock acquired pursuant to the Performance Shares, and the Participant’s participation in the Plan, to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local law or to facilitate the administration of the Plan.  Such requirements may include (but are not limited to) requiring the Participant to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

Ingredion Incorporated

* * * * *

Ingredion Incorporated

Addendum to the Award Agreement

In addition to the terms of the Plan and the Award Agreement, the Award is subject to the following additional terms and conditions. All defined terms contained in this Addendum shall have the same meaning as set forth in the Plan and the Award Agreement.

If you transfer your residence and/or employment to another country reflected in an Addendum, the additional terms and conditions for such country (if any) will apply to you to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the operation and administration of the Award and the Plan. The Company may also establish additional terms and conditions as may be necessary or advisable to accommodate your transfer.

EUROPEAN UNION (“EU”) / EUROPEAN ECONOMIC AREA (“EEA”)

Data Privacy. If you reside and/or perform services in the EU/EEA, the Data Privacy section of the Award Agreement shall be replaced with the following:

The Company, with its registered address at 5 Westbrook Corporate Center, Westchester, IL 60154, U.S.A., is the controller responsible for the processing of your personal data by the Company and the third parties noted below. You should review the following information regarding the Company’s data processing practices.

(a)Data Collection and Usage. Pursuant to applicable data protection laws, you are hereby notified that the Company collects, processes and uses certain personally-identifiable information about you for the legitimate interest of implementing, administering and managing the Plan and generally administering equity awards; specifically, including your name, home address, email address and telephone number, date of birth, social insurance number or other identification number, salary, citizenship, job title, any Shares or directorships held in the Company, and details of all Awards or any entitlement to Shares awarded, canceled, exercised, vested, or outstanding in your favor, which the Company receives from you or the Employer (“Personal Data”). In granting the Award under the Plan, the Company will collect Personal Data for purposes of allocating Shares and implementing, administering and managing the Plan. The Company’s legal basis for the collection, processing and use of Personal Data is the necessity of the processing for the Company to perform its contractual obligations under this Award Agreement and the Plan and the Company’s legitimate business interests of managing the Plan, administering employee equity awards and complying with its contractual and statutory obligations.

(b)Stock Plan Administration Service Provider. The Company transfers Personal Data to Morgan Stanley Smith Barney LLC and/or its affiliates, an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share Personal Data with another company that serves in a similar manner. The Company’s service provider will open an account for you to receive and trade Shares. You will be asked to agree on separate terms and data processing practices with the service provider, which is a condition to your ability to participate in the Plan. The processing of Personal Data will take place through both electronic and non-electronic means. Personal Data will only be accessible by those individuals requiring access to it for purposes of implementing, administering and operating the Plan.

(c)International Data Transfers. The Company and its service providers are based in the United States. Your country or jurisdiction may have different data privacy laws and protections than the United States. For example, the European Commission has issued only a limited adequacy finding with respect to the United States that applies only to the extent companies register for the EU-U.S. Privacy Shield program. Alternatively, an appropriate level of protection can be achieved by implementing safeguards such as the Standard Contractual Clauses adopted by the

EU Commission. Personal Data will be transferred from the EU/EEA to the Company and onward from the Company to any of its service providers based on the EU Standard Contractual Clauses or, if applicable, registration with the EU-U.S. Privacy Shield program. You may request a copy of such appropriate safeguards by contacting your local human resources department.

(d)Data Retention. The Company will use Personal Data only as long as is necessary to implement, administer and manage your participation in the Plan or as required to comply with legal or regulatory obligations, including tax and securities laws. When the Company no longer needs Personal Data, the Company will remove it from its systems. If the Company keeps Personal Data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be for compliance with relevant laws or regulations.

(e)Data Subject Rights. You may have a number of rights under data privacy laws in your country. For example, your rights may include the right to (i) request access or copies of Personal Data the Company processes, (ii) request rectification of incorrect Personal Data, (iii) request deletion of Personal Data, (iv) place restrictions on processing Personal Data, (v) lodge complaints with competent authorities in your country, and/or (vi) request a list with the names and addresses of any potential recipients of Personal Data. To receive clarification regarding your rights or to exercise your rights, you may contact your local human resources department.

Securities Laws. This offer is being made to selected employees as part of an employee incentive programme in order to provide an additional incentive and to encourage employee share ownership and to increase your interest in the success of the Company. The company offering these rights is Ingredion Incorporated. The Shares which are the subject of these rights are ordinary shares in the Company. The Shares have the same rights to information, dividends and voting as other ordinary Shares. More information in relation to the Company including the share price can be found at the following web address: www.ingredion.com.

The obligation to publish a prospectus does not apply because of Article 1(4)(i) of the EU Prospectus Regulation. The total maximum number of shares which are the subject of this offer is [INSERT].

ARGENTINA

Securities Law Information. Your Award is being offered to you in your capacity as an employee and is not aimed at the general public. By receiving and accepting your Award, you are deemed to: (i) acknowledge that the Company has not made, and will not make, any application to obtain an authorization from the Argentinian Securities and Exchange Commission (Comisión Nacional de Valores) for the public offering of the underlying Shares in Argentina, or otherwise taken any action that would permit a public offering of the underlying Shares in Argentina within the meaning of Argentine Capital Markets Law No. 26,831, as amended, supplemented or otherwise modified from time to time (the “CML”) and of the Argentine Securities Exchange Commission General Resolution No.622/2013, as amended, supplemented or otherwise modified from time to time, and ancillary regulations; (ii) acknowledge that the Argentine Securities Exchange Commission has not approved the offering of the underlying Shares nor any document relating to its offering; and (iii) agree that you will not sell or offer to sell any Shares acquired upon settlement of your Award in Argentina other than pursuant to transactions that would not qualify as a public offering under Section 2 of the CML.

The Plan documents are being delivered to you in your capacity as an employee. Accordingly, receipt and acceptance of the Plan documents shall constitute your agreement that the information contained in the Plan documents may not: (i) be reproduced or used, in whole or in part, for any purpose whatsoever other than as a representation of your holding of Shares; or (ii) given to or discussed with any person without the express written permission from the Company.

You have received advice on the impact on you of participating in the Plan. Your participation is entirely voluntary and at your own risk and does not constitute a grant of any future right. The Company does not grant or ensure any benefit or result and may amend or terminate the Plan at any time.

AUSTRALIA

1.Shareholder Approval Requirement. Notwithstanding any provision in the Award Agreement to the contrary, you will not be entitled to, and shall not claim, any benefit under the Plan if the provision of such benefit would give rise to a breach of Part 2D.2 of the Corporations Act 2001 (Cth), any other provision of that act, or any other applicable statute, rule or regulation which limits or restricts the giving of such benefits. Further, the Company's affiliate in Australia is under no obligation to seek or obtain the approval of its shareholders for the purpose of overcoming any such limitation or restriction.

2.Tax Notification. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to conditions in the act).

3. Advice. Any advice given by the Company or any of its associated bodies corporate, in relation to Awards under the Plan does not take into account your objectives, financial situation or needs. You should consider obtaining your own financial product advice from a person who is licensed by the Australian Securities and Investments Commission to give such advice.

4.Information. The Company undertakes, on request, at no charge and within a reasonable time, to provide you with a full copy of the rules of the Plan.

5. Share Price. As the Company’s shares are listed on the New York Stock Exchange, the market price of ordinary shares in the Company can be ascertained by visiting the website of the New York Stock Exchange (https://www.nyse.com/index) and the Australian dollar equivalent of that price by applying the prevailing USD/AUD exchange rate published by the Reserve Bank of Australia, which is accessible at the following link: http://www.rba.gov.au/statistics/frequency/exchange-rates.html.

6. Risk Warning. There is a risk that Shares, or their cash equivalent, awarded to you under the Plan may fall as well as rise in value through movement of equity markets. Market forces will impact the price of Shares awarded to you, and at their worst, market values of the Shares awarded to you may become zero if adverse market conditions are encountered. As the price of the Shares awarded to you is quoted in USD, the value of those Shares, or their cash equivalent, to you may also be affected by movements in foreign currency exchange rates.

BRAZIL

1.Labor Law Acknowledgment. You agree that (i) the benefits provided under the Award Agreement and the Plan are the result of commercial transactions unrelated to your employment; (ii) the Award Agreement and the Plan are not a part of the terms and conditions of your employment; and (iii) the income from the exercise of the Award, if any, is not part of your remuneration from employment.

2.Securities Laws. The Awards and any Shares granted under the Plan have not been and will not be publicly issued, placed, distributed, offered or negotiated in the Brazilian capital markets and, as a result, will not be registered with the Brazilian Securities Commission (Comissão de Valores Mobiliários) (the CVM). Therefore, the Awards and Shares will not be offered or sold in Brazil, except in circumstances which do not constitute a public offering, placement, distribution or negotiation under the Brazilian capital markets regulations.

CANADA

1.Use of Previously Owned Shares. Notwithstanding any provision in the Award Agreement, Addendum or the Plan, if you are resident in Canada, you may not use previously-owned Shares to pay any Tax-Related Items or other sums due in connection with the Award.

2.Settlement in Shares. Notwithstanding anything to the contrary in the Award Agreement, Addendum or the Plan, your Award shall be settled only in Shares (and may not be settled in cash).

3.Securities Law Information. You acknowledge and agree that you will only sell Shares acquired through participation in the Plan outside of Canada through the facilities of a stock exchange on which the Shares are listed. Currently, the Shares are listed on the New York Stock Exchange. In general, if you are resident in Canada you may not resell your Shares to Canadian purchasers. Accordingly, you are encouraged to seek legal advice prior to any resale of Shares.

4.Use of English Language. You acknowledge and agree that it is your express wish that this Award Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English. Vous reconnaissez et consentez que c’est votre souhait exprès qui cet accord, de meme que tous documents, toutes notifications et tous procédés légaux est entré dans, donné ou instituté conformément ci-annexé ou relatant directement ou indirectement ci-annexé, est formulé dans l’anglais.

5.Data Privacy. You hereby authorize the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. You further authorize the Company and any of its Subsidiaries and the Committee or its delegate to disclose and discuss the Plan with their advisors. You further authorize the Company and any of its Subsidiaries to record such information and to keep such information in your employee file.

CHILE

Private Placement. The grant of the Award is not intended to be a public offering of securities in Chile but instead is intended to be a private placement.

a)	This offer conforms to General Ruling no. 336 of the Chilean Commission for the Financial Market;
b)	The offer deals with securities not registered in the registry of securities or in the registry of foreign securities of the Chilean Commission for the Financial Market, and therefore such securities are not subject to its oversight;
c)	The issuer is not obligated to provide public information in Chile regarding the foreign securities, as such securities are not registered with the Chilean Commission for the Financial Market; and
d)	The foreign securities shall not be subject to public offering as long as they are not registered with the corresponding registry of securities in Chile.

a)	Esta oferta se acoge a la norma de Carácter General n° 336 de la Comisión para el Mercado Financiero Chilena;
b)	La oferta versa sobre valores no inscritos en el registro de valores o en el registro de valores extranjeros que lleva la Comisión para el Mercado Financiero Chilena, por lo que tales valores no están sujetos a la fiscalización de ésta;
c)	Por tratar de valores no inscritos no existe la obligación por parte del emisor de entregar en Chile información pública respecto de esos valores; y
d)	Esos valores no podrán ser objeto de oferta pública mientras no sean inscritos en el registro de valores correspondiente.

CHINA

The following provisions govern your participation in the Plan if you are a national of the People’s Republic of China (“China”) resident in mainland China, as determined by the Company in its sole discretion:

1.Exchange Control Approval. The Award is subject to China State Administration of Foreign Exchange (“SAFE”) rules.

2.Mandatory Cashless Sell-All Exercise for Options. Notwithstanding any provision in the Award Agreement or Plan to the contrary, unless and until the Committee determines otherwise, the method of exercise of the Award shall be limited to mandatory cashless, sell-all exercise.

3.Limitations Following Termination of Employment.

(a)Options. Notwithstanding any provision in the Agreement or the Plan to the contrary, in the event your employment terminates for any reason, the Award will no longer be exercisable after the earlier of: (i) the period set forth in Section 4 of the Award Agreement; (ii) the last day of the six-month period beginning on the date of termination of employment (or such earlier date as may be required by the Company or the SAFE); and (iii) the Award expiration date.

4.Exchange Control Restrictions. You understand and agree that, pursuant to local exchange control requirements, you will be required immediately to repatriate to China the proceeds from the sale of any Shares acquired under the Plan. You further understand that such repatriation of proceeds may need to be effected through a special bank account established by the Company or its Subsidiary. No interest shall be paid with respect to funds held in such account. The proceeds may be paid to you in U.S. dollars or local currency at the Company’s discretion. If the proceeds are paid to you in U.S. dollars, you understand that a U.S. dollar bank account in China must be established and maintained so that the proceeds may be deposited into such account. If the proceeds are paid to you in local currency, you acknowledge that the Company is under no obligation to secure any particular exchange conversion rate and that the Company may face delays in converting the proceeds to local currency due to exchange control restrictions. You agree to bear any currency fluctuation risk between the time the Shares are sold and the net proceeds are converted into local currency and distributed to you. You further agree to comply with any other requirements that may be imposed by the Company or its Subsidiaries in China in the future to facilitate compliance with exchange control requirements in China. You acknowledge and agree that the processes and requirements set forth herein shall continue to apply following your termination.

5.Administration. Neither the Company nor any of its Subsidiaries shall be liable for any costs, fees, lost interest or dividends or other losses you may incur or suffer resulting from the enforcement of the terms of this Addendum or otherwise from the Company’s operation and enforcement of the Plan, the Award Agreement and the Award in accordance with Chinese law including, without limitation, any applicable SAFE rules, regulations and requirements.

The above requirements will not apply to non-Chinese nationals, unless otherwise required by the Company or by SAFE.

COLOMBIA

Securities Law Information. The Shares are not and will not be registered with the Colombian registry of publicly traded securities (Registro Nacional de Valores y Emisores). Therefore, the Shares may not be offered to the public in Colombia. Nothing in the Award Agreement should be construed as making a public offer of securities in Colombia.

FRANCE

No country-specific provisions.

GERMANY

No country-specific provisions.

INDIA

Securities Law Information. The Awards are being offered only to selected employees of the Company and its subsidiaries. Securities are not available for subscription or purchase by any other person.

JAPAN

Securities Law Information. The Awards have not been and will not be registered under Article 4, Paragraph 1 of the Financial Instruments and Exchange Act of Japan (Law No. 25 of 1948, as amended) (the FIEA) since the offering in Japan constitutes a private placement to a small number of offerees under Article 2, Paragraph 3, Item 2(iii) of the FIEA, and disclosure under the FIEA has not been and will not be made with respect to the offered Awards and transfer of Awards is prohibited.

KENYA

No country-specific provisions.

MALAYSIA

Securities Law Information. You should note that the grant of your Award relates to an 'excluded offer', 'excluded invitation' or 'excluded issue' pursuant to Sections 229 and 230 of the Malaysian Capital Markets and Services Act 2007. Copies of the Plan documents may have been delivered to the Securities Commission of Malaysia. The Plan documents do not constitute, and may not be used for the purpose of, a public offering or issue, offer for subscription or purchase, invitation to subscribe for or purchase of any securities requiring the registration of a prospectus with the Securities Commission in Malaysia under the Capital Markets and Services Act 2007.

MEXICO

1.Commercial Relationship. You expressly recognize that your participation in the Plan and the Company’s grant of the Award does not constitute an employment relationship between you and the Company. You have been granted the Award as a consequence of the commercial relationship between the Company and the Company’s affiliate in Mexico that employs you, and the Company’s local affiliate in Mexico is your sole employer. Based on the foregoing, (a) you expressly recognize the Plan and the benefits you may derive from your participation in the Plan do not establish any rights between you and the Company’s affiliate in Mexico that employs you, (b) the Plan and the benefits you may derive from your participation in the Plan are not part of the employment conditions and/or benefits provided by the Company’s affiliate in Mexico that employs you, and (c) any modifications or amendments of the Plan by the Company, or a termination of the Plan by the Company, shall not constitute a change or impairment of the terms and conditions of your employment with the Company’s affiliate in Mexico that employs you.

2.Extraordinary Item of Compensation. You expressly recognize and acknowledge that your participation in the Plan is a result of the discretionary and unilateral decision of the Company, as well as your free and voluntary decision to participate in the Plan in accordance with the terms and conditions of the Plan, the Award Agreement and this Addendum. As such, you acknowledge and agree that the Company may, in its sole discretion, amend and/or discontinue your participation in the Plan at any time and without any liability. The value of the Award is an extraordinary item of compensation outside the scope of your employment contract, if any. The Award is not part of your regular or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits, or any similar payments, which are the exclusive obligations of the Employer.

3.Securities Laws. The Shares underlying your Award have not been registered with the National Register of Securities maintained by the Mexican Banking and Securities Commission and may not be offered or sold publicly in Mexico. The plan documents may not be publicly distributed in Mexico. These materials are addressed to you only because of your existing labour relationship and may not be reproduced or copied in any form. The offer contained in these materials is addressed solely to the present employees in Mexico and any rights under the Plan may not be assigned or transferred. The Shares underlying your Award will be offered pursuant to a private placement exception under the Mexican Securities Law.

PAKISTAN

Mandatory Cashless Sell-All Exercise for Options Notwithstanding any provision in the Award Agreement or Plan to the contrary, unless and until the Committee determines otherwise, the method of exercise of the Award shall be limited to mandatory cashless, sell-all exercise.

PERU

1.Labor Law Acknowledgement. By accepting the grant of the Award, you acknowledge, understand and agree that the Award is being granted ex gratia to you with the purpose of rewarding you.

2Securities Law Information. The grant of the Award is considered a private offering in Peru; therefore, it is not subject to registration. For more information concerning this offer, please refer to the Plan, the Award Agreement and any other grant documents made available to you by the Company. The Shares to be issued upon settlement of your Award have not been registered with the Public Register of the Securities Market maintained by the Peruvian Securities Market Superintendence (Superintendencia del Mercado de Valores - SMV), and may not be offered or sold publicly in Peru. In addition, the contents of the Plan documents have not been reviewed by any Peruvian regulatory authority.

RUSSIA

Information contained in the Plan documents does not constitute an advertisement of any securities in Russia and must not be passed on to third parties or otherwise be made publicly available in Russia. The Awards and the details of the Shares to be granted under the Plan have not been and will not be registered in Russia and are not intended for 'placement' or 'circulation' in Russia.

SINGAPORE

Securities Law Information. You acknowledge that this Plan document has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this Plan document and any other document or material in connection with the offer or sale, or invitation for subscription or purchase of the Shares may not be circulated or distributed, nor may the Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than pursuant to, and in accordance with the conditions of, an exemption under any provision of Subdivision (4) of Division 1 of Part XIII of the Securities and Futures Act, Chapter 289 of Singapore.

The Awards are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notices SFA 04-N12 and FAA-N16).

SOUTH AFRICA

1.Exchange Control Obligations. You are solely responsible for complying with applicable exchange control regulations and rulings (the “Exchange Control Regulations”) in South Africa. As the Exchange Control Regulations change frequently and without notice, you should consult your legal advisor prior to the acquisition or sale of Shares under the Plan to ensure compliance with current Exchange Control Regulations. Neither the Company nor any of its Subsidiaries or affiliates will be liable for any fines or penalties resulting from your failure to comply with applicable laws.

2.Securities Law Information and Acceptance of the Award. Neither the Award nor the underlying Shares shall be publicly offered or listed on any stock exchange in South Africa. The offer is intended to be private pursuant to Section 96 of the Companies Act and is not subject to the supervision of any South African governmental authority.

SOUTH KOREA

Employee Data Privacy. By accepting the Award:

1.You agree to the collection, use, processing and transfer of Data as described in the Award Agreement; and
2.You agree to the processing of your unique identifying information (resident registration number) as described in the Award Agreement.

If you are employed in the Republic of Korea then, notwithstanding anything set forth in the plan documents, your Award is granted by the Company and not by your employer.

THAILAND

No country-specific provisions.

UNITED KINGDOM

Securities Laws. This offer is being made to selected employees as part of an employee incentive programme in order to provide an additional incentive and to encourage employee share ownership and to increase your interest in the success of the Company. The company offering these rights is Ingredion Incorporated. The shares which are the subject of these rights are ordinary Shares in the Company. More information in relation to the Company including the share price can be found at the following web address: www.ingredion.com.

The obligation to publish a prospectus does not apply because of Section 86(aa) of the Financial Services and Markets Act 2000 (as amended, supplemented or substituted by any UK legislation enacted in connection with the UK’s exit from the European Union). The total maximum number of shares which are the subject of this offer is [INSERT].

Advice. When considering what action you should take, it is recommended that you seek your own independent financial advice from your own duly authorised independent financial adviser.

Revised March 16, 2021

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